UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2019

Exantas Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

717 Fifth Avenue
New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-621-3210

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	XAN	New York Stock Exchange
8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	XANPrC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The disclosure set forth below under Item 5.07 regarding the conditional resignation of Mr. Murray Levin as a director of Exantas Capital Corp. (the “Company”) is incorporated herein by reference.

Item 5.07Submission of Matters to a Vote of Security Holders.

On June 12, 2019, the Company held its 2019 Annual Meeting of Stockholders at which its stockholders: (i) elected nine of the ten director nominees: Messrs. Walter T. Beach, Jeffrey P. Cohen, Andrew L. Farkas, William B. Hart, Gary Ickowicz, Steven J. Kessler, P. Sherrill Neff and Henry R. Silverman and Ms. Stephanie H. Wiggins to serve until the next annual meeting of stockholders in 2020; (ii) approved, in an advisory vote, the compensation of the Company’s named executive officers; (iii) approved the Company’s Second Amended and Restated Omnibus Equity Compensation Plan and (iv) ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

The voting results were as follows:

Election of Directors	Shares For	Shares Against	Abstentions	Broker Non-Votes
Mr. Beach	16,087,886	5,111,253	78,557	7,691,091
Mr. Cohen	20,654,462	543,357	79,877	7,691,091
Mr. Farkas	20,677,207	520,323	80,166	7,691,091
Mr. Hart	16,274,538	4,920,354	82,804	7,691,091
Mr. Ickowicz	20,767,161	430,427	80,108	7,691,091
Mr. Kessler	20,705,844	491,852	80,000	7,691,091
Mr. Levin	9,813,073	11,384,369	80,254	7,691,091
Mr. Neff	20,443,570	753,702	80,424	7,691,091
Mr. Silverman	20,834,826	362,743	80,127	7,691,091
Ms. Wiggins	20,718,150	481,633	77,913	7,691,091

A proposal to approve, in an advisory vote, the compensation of the Company’s named executive officers:

Shares For	Shares Against	Abstentions	Broker Non-Votes
11,788,510	8,730,952	758,234	7,691,091

A proposal to approve the Company’s Second Amended and Restated Omnibus Equity Compensation Plan:

Shares For	Shares Against	Abstentions	Broker Non-Votes
20,434,896	603,676	239,124	7,691,091

A proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019:

Shares For	Shares Against	Abstentions
28,623,845	218,583	126,359

Pursuant to the Company’s Corporate Governance Guidelines, a director nominee must tender a conditional offer of resignation subject to acceptance or rejection by the Company’s Board of Directors (the “Board”) in the event the director received a greater number of votes “against” his or her election than votes “for” such election. Mr. Levin did not receive a majority vote and, accordingly, tendered his conditional resignation to the Board following the Company’s 2019 Annual Meeting of Stockholders. In accordance with the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee of the Board considered whether to recommend that the Board accept or reject Mr. Levin’s conditional resignation. The Nominating and Governance Committee recommended that the Board reject Mr. Levin’s resignation offer. On June 12, 2019, the Board considered the Nominating and Governance Committee’s recommendation. After deliberating thoroughly, the Board determined not to accept the resignation of Mr. Levin for the reasons described below. Mr. Levin did not participate in the Nominating and Governance Committee’s or the Board’s discussions regarding his resignation or future Board and committee service.

Mr. Levin has served as a director of the Company since March 2005. As disclosed in the Company’s proxy statement, Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation law for over 40 years. During his tenure, Mr. Levin had exceptional attendance and contributed significantly to the meetings of the Board. Mr. Levin has served the Board and the shareholders by chairing one standing committee, serving on another standing committee and chairing a special committee over the past few years. Additionally, the Board placed value on Mr. Levin’s institutional knowledge, expertise and familiarity with the Company and its business resulting from his long tenure.

Mr. Levin received approximately 47% of the votes cast at the meeting, which, although not a majority, was not substantially less than a majority. Given his contributions to the Board, and the skills and knowledge he is expected to continue to bring to the Board, the Committee recommended that his service as a director be continued and the Board agreed with that recommendation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXANTAS CAPITAL CORP.

		By:	/s/ Michele R. Weisbaum
Michele R. Weisbaum
Senior Vice President, Chief Legal Officer and Secretary

Dated:	June 17, 2019